Exhibit 4.29

China Mobile Limited

And

China Mobile Communications Group Co., Ltd.

Agreement on Use of Premises and Related Management Services

for the Years from 2020 to 2022

Table of Contents
1.	Provision of Premises to Party A	1
2.	Usage of Premises	2
3.	Related Management Services	2
4.	Payment of Utilization Fees and Related Service Charges	3
5.	Undertaking and Warranty	4
6.	Decoration, Renovation and Exterior Publicity of the Leased Premises	5
7.	Term of this Agreement	6
8.	Force Majeure	6
9.	Confidentiality	6
10.	Assignment	6
11.	No Waiver	7
12.	Notice	7
13.	Governing Law and Dispute Settlement	7
14.	Miscellaneous	7

Agreement on Use of Premises and Related Management Services

for the Years from 2020 to 2022

This Agreement was entered into on 2 January 2020 by and between:

A.	China Mobile Limited, a limited liability company incorporated and duly existing in accordance with Hong Kong law with its legal address at 60/F., The Center, 99 Queen’s Road Central, Hong Kong (hereinafter referred to as “Party A”); and

B.	China Mobile Communications Group Co., Ltd., a wholly state-owned limited liability company incorporated and duly existing in accordance with the People’s Republic of China (hereinafter as “PRC”) law with its legal address at No.29, Jin Rong Avenue, Xi Cheng District, Beijing, the PRC (hereinafter referred to as “Party B”).

The above Party A and Party B are called hereinafter respectively as a Party, and collectively as “Parties”.

WHEREAS:

To facilitate the development of their mobile telecommunications business and engage in normal production and operating activities in their normal operations, the Parties and its respective subsidiaries need to use certain premises owned by each other Parties and its subsidiaries or the use right of which has been obtained from any third party by each other Parties and its subsidiaries, and need the related supplementary management services from each other Parties and its relevant subsidiaries

THEREFORE, following adequate consultation and on the basis of equality and mutual benefit, the Parties have concluded the following agreements:

1.	Provision of Premises to Each Other Parties

	1.1	In this Agreement, any Parties which are to provide premises are collectively called as “the Landlords”, while any Parties that are to use the premises provided by the Landlords are collectively called as “the Tenants”.

	1.2	The premises provided by the Landlords for the use of the Tenants include:

		1.2.1	Certain of their existing proprietary premises, including land and buildings, equipment and facilities affixed to and in such buildings, such as air conditioners, water, heat, light and power supplies (hereinafter referred to as “Proprietary Premises”); and

		1.2.2	Certain of premises of which the Landlords have already obtained the use right from third parties, including land and buildings, equipment and facilities affixed to and in such buildings, such as air conditioners, water, heat, light and power supplies (hereinafter referred to as “Third Party Premises”).

The above “Proprietary Premises” and “Third Party Premises” are collectively called as “Leased Premises” hereinafter.

	1.3	Each and all responsibilities, obligations and interests arising from the performance of this Agreement by the Parties and its subsidiaries as the Tenants and as the Landlords in accordance with terms of this Agreement shall ultimately be performed and enjoyed by the actual Tenants/Landlords respectively.

	1.4	The leasing scope shall be determined by the Landlords and Tenants by consensus. During the term of this Agreement, the Tenants may, due to its operational needs, send its leasing plans to the Landlords to either increase or adjust the amount of the Leased Premises. The leasing scope hereunder shall be adjusted accordingly after the above-mention leasing plans have been confirmed by the Landlords.

2.	Usage of Premises

	2.1	The Tenants shall use the Leased Premises as and/or for offices, retail outlets, operations, warehouses and other legitimate purposes as agreed upon by the Parties.

	2.2	The Tenants shall not transfer or assign the right of use of the Leased Premises to any third party without the consent of the Landlords. For the avoidance of doubt, the Tenants may transfer or assign the right of use of the Leased Premises to their subsidiaries and charge fees in accordance with Article 4.1 hereunder.

3.	Related Management Services

	3.1	In this Agreement, any Parties which are to provide services are collectively called as “the Service Providers”, while any Parties that are to receive the services provided by the Service Providers are collectively called as “the Service Receivers”.

	3.2	Such services shall include (but not limit to):

		3.2.1	Daily maintenance for such equipment and facilities inside the Leased Premises, such as air conditioners, water, electricity, heat, elevators and lights, etc.;

		3.2.2	Daily cleaning work of the Leased Premises and relevant garden maintenance within the scope of the Leased Premises;

		3.2.3	Payments for water, electricity, gas and others on behalf of the Tenants; and

		3.2.4	Daily security services for the Leased Premises.

	3.3	With respect to the Proprietary Premises of the Parties, including land, buildings, equipment and facilities affixed to and in such buildings, such as air conditioners, water, heat, lights and power supplies (hereinafter referred to as “Proprietary Premises”), after the delivery of written notices by the Tenants to the landlords, the Landlords shall agree or urge its subsidiaries to provide the Tenants with supplementary comprehensive management services as stated in Article 3.2.

	3.4	The Landlords may, with the written consents of the Tenants, entrust third parties to provide the Tenants with specific supplementary comprehensive management services, provided that the Landlords shall ensure that the service quality provided by any such third parties meets the requirements under this Agreement and conforms to the state standards and prevailing industry standards. The Landlords shall undertake the ultimate and full responsibilities for all obligations of the services provided by such third parties. Any additional charges arising from the entrustment of third parties shall be at the expense of the Landlords.

4.	Payment of Utilization Fees and Related Service Charges

	4.1	The utilization fees and related service charges for Proprietary Premises shall be charged in accordance with one of the following standards:

		4.1.1	the evaluation result of an independent intermediaries.

		4.1.2	a comparable market price or charging standard obtained from public resources.

		4.1.3	a price or charging standard for a non-related transaction between the Landlords and any independent third party.

		4.1.4	a price and any charging standards approved by relevant governmental authority.

4.2	As for the Third Party Premises used by the Tenants, the Tenants only need to pay the Landlords the actual amount of utilization fees and property management fees paid by the Landlords to the third parties (which should have been reviewed and confirmed by the Tenants in advance. The Landlords shall submit supplementary documents, such as the tenancy agreements with the third parties, rental period, settlement receipts of rental and property management fees, to the Tenants for examination) as well as taxes stipulated by the state. No other fees shall be charged by the Landlords to the Tenants. The Landlords may authorize its subsidiaries to provide the supplementary documents, such as tenancy agreements with any third parties, rental period, settlement receipts of rental and property management fees, to the Tenants or its authorized subsidiaries for examination. The Tenants may authorize its subsidiaries to do the examination on its behalf. Under the circumstances where the Landlords provide to the Tenants the management services described in Article 3 of this Agreement in relation to such Third Party Premises, the supplementary comprehensive management service charges of Third Party Premises charged to the Tenants shall not be higher than the generally comparable market standards for management fees.

4.3	With respect to provide the supplementary comprehensive management services described in Article 3.2 hereof in relation to any Party’s Proprietary Premises, the Landlords/Service Providers shall charge the Tenants/Service Receivers the supplementary comprehensive management service fees in accordance with the standards speculated in the above Article 4.1.

4.4	The Tenants shall bear all the actual expenses incurred for water, electricity, heat and natural gas, etc. during the use of the Leased Premises.

4.5	Prior to March 15 and September 15 each year, the Parties shall complete the verification of the quantity of the Leased Premises and Proprietary Promises for which supplementary comprehensive management services are provided. Such utilization fees and management fees shall be settled every six months by the Tenants’ subsidiaries that actually use the Leased Premises and/or receive the management services directly with the Landlords’ subsidiaries that actually provide the Leased Premises and/or management services.

4.6	Where the Tenants delay the payment of utilization fees and management fees, it should pay the Landlords a penalty of 0.03% of any due amount for each day of delay.

4.7	Where the management services provided by the Service Providers and its subsidiaries do not meet the national standards, industrial specifications or requirements set forth under Article 5.5 of this Agreement, the Service Receivers may, at its discretion, make a deduction from the payment due for the month of services provided by the Service Providers and its subsidiaries. Where the Service Providers and its subsidiaries delay in providing such services, the Service Receivers may deduct 3% of the monthly charges as a penalty for each day of delay.

4.8	The Landlords shall bear any and all payments of taxes in relation to its Proprietary Premises used by the Tenants. The Service Providers shall bear any and all payments of taxes in relation to the management services provided for each Parties’ Proprietary Premises.

5.	Undertaking and Warranty

	5.1	Each Party hereto warrants to the other Party that this Agreement is valid, effective and equally binding to the Parties.

	5.2	Each Party guarantees that, as the Landlord, it has the right to provide the Leased Premises to the Tenants for use. Where, on any occasions or for any reasons, the property right and/or use right of the Leased Premises is subject to any objection, which causes the Tenants unable to realize their use right under this Agreement or any other damages, the Landlords shall bear and compensate any and all direct economic losses thus incurred to the Tenants.

5.3	The Tenants guarantee to compensate any and all direct economic losses incurred to the Landlords where the Leased Premises are damaged intentionally by the Tenants.

5.4	The Landlords guarantee that the Leased Premises provided by the Landlords and delivered to the Tenants for use shall be in good conditions as required by the Tenants, and that the Landlords shall conduct regular inspection and repairs to these premises. Where the Tenants suffer any loss during the use of the Leased Premises due to the poor management of the Landlords, the Landlords shall compensate any and all direct economic losses thus incurred to the Tenants.

5.5	The Service Providers guarantee that they and their subsidiaries shall provide the comprehensive management services in conformity to the national standards and industrial prevailing specifications and meet the following basic requirements:

	5.5.1	Equipment and facilities

To ensure the normal operation of the equipment and facilities, Party B shall improve its operation system for equipment and facilities, set up a filing system on equipment and facilities, strengthen its routine inspection and patrol, and conduct its regular maintenance.

	5.5.2	Environment and sanitation

All-day cleanliness shall be maintained; offices, business premises, corridors and courtyards shall be tidy, sanitary and no garbage or sundries be allowed to be piled around; any problem discovered shall be solved in time.

	5.5.3	Landscaping

Shall meet the related state standards. Plants shall be trimmed, fertilized and irrigated frequently and prevented from the attack by plant diseases and insect pests frequently.

	5.5.4	Security

Shall meet the standards of morality, professionalism specialization and possess the service consciousness and strong defensive skills.

	5.5.5	Traffic order and car parking

Traffic shall be in good order without random parking.

	5.5.6	Water, electricity and gas fees shall be paid on time.

	5.5.7	Other related supplementary services shall be provided in time.

6.	Decoration, Renovation and Exterior Publicity of the Leased Premises

	6.1	With the written consent of the Landlords, the Tenants may make decoration, renovation, installation, alteration and improvement inside or outside of the Leased Premises at their own expenses. Nevertheless, the Tenants shall guarantee that :

		6.1.1	Such decoration, renovation, installation, alteration and improvement shall not change any features of the Leased Premises in any substantial aspects ;

		6.1.2	All construction work related to the decoration, renovation, installation, alteration and improvement should be done in a proper manner so that all persons and premises can be protected and the Landlords’ operations nearby will not be disturbed unreasonably ;

		6.1.3	Under the circumstances where all these construction work endangers or potentially endangers the original buildings, the Tenants shall be responsible for restoring any such buildings to their original forms and making relevant compensations.

	6.2	Provided that the Landlords’ interests are not damaged, the Tenants may legally hang or post publicity materials or make enterprise or business promotions by other legal means within the scope of the Leased Premises. The Landlords and the Tenants should specify the advertising and publicity locations when leasing the Leased Premises. Upon the termination of this Agreement, the Tenants shall restore the Leased Premises to their original forms at their own expenses before returning them to the Landlords, or assign the property right of the decorated or renovated buildings of the Leases Premises to the Landlords, but the Landlords shall make appropriate compensations.

7.	Term of this Agreement

This Agreement shall be effective upon due execution by the legal representatives, or their authorized representatives, of both Parties and the affixation of their official or contractual seals and the obtaining of all necessary approvals pursuant to relevant regulatory requirements (including but not limited to the compliance with or satisfaction of the relevant regulatory requirements of listing rules of the Stock Exchange of Hong Kong Limited by Party A), and shall be of validity from 1 January 2020 to 31 December 2022. The term for the use of the Third Party’s Premises by the Tenants can be determined and agreed by the Tenants and the Landlords in accordance with the term of the original tenancy agreements entered into by the Landlords and any such third parties, but shall not exceed the term of this Agreement.

8.	Force Majeure

In any event of force majeure which is unforeseeable, unavoidable and insurmountable to its happening and consequences, resulting in any inability on any Party or its subsidiaries to perform the related obligations hereunder, the affected Party shall immediately notify the other Party of such event, and provide the other Party within fifteen (15) days valid documents evidencing the detailed occurrence of such event and reasons for its inability or delay to perform all or part of such obligations under the Agreement. Upon the extent to which an event of force majeure affects the performance of such obligations, the Parties hereto shall consult each other so as to terminate or partially waive or extend the performance of such obligations.

9.	Confidentiality

Save as otherwise provided or required by the laws or regulatory authorities, neither Party (including but not limited to its relevant subsidiaries) shall, without the prior written consent of the other Party (each Party shall not refuse or withhold to give the consent without any reasons), disclose the contents of this Agreement or any other materials or information related to the operations of the other Party to any companies, enterprises, organizations or individuals.

10.	Assignment

Save as stated in Articles 2.2 and 3.4 under this Agreement, neither Party shall, without the prior written consents of the other Party, transfer or assign any and all of the right(s) or obligation(s) of itself or the Landlords or the Tenants under this Agreement to any third parties.

11.	No Waiver

Save as otherwise stipulated by the laws, failure or delay of exercising its rights, power or privileges under this Agreement by either Party shall not be construed as a waiver of these rights, power or privileges. Partial exercise of such rights, powers or privileges by one Party shall not affect any further exercise of such rights, power or privileges.

12.	Notice

Any notice related to this Agreement shall be made in writing and delivered in person, or by facsimile or post. Any notice shall be deemed as delivered at the time of delivery, if delivered in person; or at the time when the facsimile machine indicates successful submission, if delivered by facsimile; or on the fifth working day (shall be rescheduled if it is statutory holiday) after it has been posted, if delivered by post. Any notice shall become effective upon delivery.

13.	Governing Law and Dispute Settlement

	13.1	This Agreement shall be governed by, and interpreted and enforced, in accordance with the PRC law.

13.2

Any dispute between the Parties relating to the validity, interpretation or performance of this Agreement shall be settled through amicable consultation. Should the Parties fail to resolve the dispute within 30 days from the date of the occurrence of the dispute, then such dispute shall be submitted to Chinese International Economy and Trade Arbitration Commission for arbitration in Beijing in accordance with the then effective arbitration rules of that Commission. The arbitration award shall be final and binding on both Parties. Except for the matter of dispute that is submitted for arbitration, all the remaining parts of this Agreement shall remain valid and effective during the arbitration.

14.	Miscellaneous

	14.1	Following discussion and agreement by both Parties, this Agreement may be amended or supplemented by both Parties, and any amendment or supplement shall take effect after execution by the legal representatives or their authorized representatives of both Parties and after the affixation of the official or contractual seals. This Agreement shall be effective upon obtaining all necessary approvals from relevant regulatory authorities including but not limited to meeting the regulatory requirements set out in the Listing Rules of Securities on the Stock Exchange of Hong Kong Limited. The amendments or supplementary agreements and this Agreement shall have equal legal validity.

	14.2	This Agreement is severable. If any provision of this Agreement is determined to be invalid, unlawful or unenforceable, the validity and enforcement of other provisions shall not be affected.

	14.3	This Agreement can be copied to several counterparts and executed separately by both Parties. The duly executed counterparts shall constitute a valid agreement. If the Agreement is executed by counterparts, it shall be construed as duly executed after the both Parties have successfully transmitted their signed counterparts to each other by facsimile or email.

	14.4	This Agreement is written in Chinese and executed in four (4) original counterparts, two (2) of which shall be retained by each Party. Each original counterpart has equal legal validity.

PARTY A: CHINA MOBILE LIMITED

By:	/s/ HUANG Jie
Legal representative/authorized representative

PARTY B: CHINA MOBILE COMMUNICATIONS Group Co., Ltd.

By:	/s/GAO Songge
Legal representative/authorized representative